Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Chris Ingham

Executive Director of Financial Planning

(727) 579-5020

MEDIA CONTACT:

Nicole Andriso

Director, Public Relations

(727) 563-5822

Catalina Marketing Announces Financial Results for the Quarter Ended June 30, 2007

•	Revenues were $117.2 million for the quarter ended June 30, 2007, an increase of $12.0 million over the same period in the prior year

•	EPS of $0.08 per diluted share for the quarter ended June 30, 2007 represents a decrease of $0.22 compared with Q2 last year

•	FAS123R expense of $0.06 per diluted share for the quarter ended June 30, 2007 as compared to $0.05 per diluted share in the prior year period

•	One time costs related to the pending sale of the company totaled $10.0 million, or approximately $0.21 per diluted share; including the $8.4 million termination fee paid to ValueAct Capital

ST. PETERSBURG, FL, August 2, 2007—Catalina Marketing Corporation (NYSE: POS) today reported financial results for the second quarter ended June 30, 2007.

For the quarter ended June 30, 2007, consolidated revenues were $117.2 million compared with revenues of $105.2 million in the same period of the prior year. Consolidated net income, which reflected increased expenses associated with the color printer initiative, stock-based compensation expenses and one-time costs related to the pending sale of the company, was $3.7 million, or $0.08 per diluted share, compared with net income of $14.0 million, or $0.30 per diluted share, in the same quarter of the prior year. These results include the effect of one-time costs related to the pending sale of the company totaling $10.0 million which included a fee paid to ValueAct Capital of $8.4 million for the termination of the merger agreement between the two companies.

The company will not hold an earnings call related to the quarter ended June 30, 2007. For additional information regarding the company’s second quarter performance please review the Form 10-Q for the June 30, 2007 period to be filed on August 2, 2007.

On July 9, 2007, the company filed a definitive proxy statement for a special meeting of stockholders for the purpose of voting on a proposal to approve its previously announced merger agreement with funds affiliated with Hellman & Friedman LLC. The special meeting is scheduled to be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street New York, NY, on August 13, 2007 at 10 A.M. Eastern Daylight Time. Stockholders of record as of the close of business on June 28, 2007 will be entitled to vote at the special meeting of stockholders.

About Catalina Marketing Corporation

Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Cautionary Statement

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, potential complications, hardware and software issues and delays related to the schedule, installation and operation of color printers, the effectiveness of color printers to increase sales and redemption rates or provide a more effective advertising medium, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network including as it relates to the installation of color printers in existing and future retail channels, the acceptance by the company’s manufacturer clients and retailers of color printers and related new and additional terms and conditions, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client and retailer relationships, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with funds affiliated with

Hellman & Friedman LLC, the outcome of any legal proceedings that have been or may be instituted against the company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger; and risks that the proposed transaction diverts management or disrupts current plans and operations and any potential difficulties in employee retention as a result of the merger and the impact of the substantial indebtedness to be incurred to finance the consummation of the merger.

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